Exhibit 5.1

[Ropes & Gray LLP letterhead]

May 21, 2009

The Hanover Insurance Group, Inc.

440 Lincoln Street

Worcester, MA 01653

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of one additional share of Common Stock, $0.01 par value (the “Share”), of The Hanover Insurance Group, Inc., a Delaware corporation (the “Company”). The Share is issuable under The Hanover Insurance Group Retirement Savings Plan (the “Plan”).

We are familiar with the actions taken by the Company in connection with the adoption of the Plan. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based on the foregoing, we are of the opinion that the Share has been duly authorized and, when the Share has been issued and sold in accordance with the terms of the Plan, the Share will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933. It is understood that this opinion is to be used only in connection with the offer and sale of the Share while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP